Exhibit 10.4
SEVERANCE BENEFITS AGREEMENT
THIS SEVERANCE BENEFITS AGREEMENT (“Agreement”) is made and entered into as of November 2, 2015 (“Effective Time”), by and between WP Glimcher Inc. (“WPG”) and Gregory Gorospe (the “Executive”).
WHEREAS, as of the Effective Time, WPG has offered to employ the Executive as Executive Vice President, General Counsel and Secretary, subject to the terms set forth in the Agreement; and
WHEREAS, WPG and Executive now desire to enter into this Agreement to set forth the terms and conditions of Executive’s severance benefits;
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Term.    This Agreement shall continue in effect until the Executive’s employment with WPG and its respective subsidiaries and affiliates (collectively, the “Company”) terminates; provided, that, if the Executive is entitled to the severance benefits pursuant to Section 2 hereof, the provisions of this Agreement related to the Executive’s severance benefits as described in Section 2 hereof shall survive such termination.
2. Severance Benefits.
(a) Not for Cause/for Good Reason Severance Benefits. If the Executive’s employment with the Company is terminated by the Company other than for Cause (as defined herein) or by the Executive for Good Reason (as defined herein), in each case, prior to a Change of Control (as defined in Annex A hereto), or following the 24-month anniversary of a Change of Control, the Executive shall be entitled to receive the compensation and benefits set forth below, subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees, and affiliates in substantially the form attached hereto as Exhibit A (the “Release”), which release must be delivered to the Company, and the period in which it may be revoked expired, not later than 30 days after the Executive’s termination of employment (the “Release Deadline”).
(i) The Company shall pay to the Executive, no later than the fifth business day following the Release Deadline, a lump sum severance payment equal to one (1) times the Executive’s annual base salary at the rate in effect immediately prior to the date of termination.

(ii) Any Stock Options, Restricted Stock, Restricted Stock Units or LTIP Units (each as defined in the Washington Prime Group, L.P.’s 2014 Stock Incentive Plan or such successor plan duly approved and adopted by the Company) held by the Executive which are earned and granted but are unvested on the date of termination of the Executive’s employment shall, on the date of such termination, vest and, if applicable (as it relates to Stock Options), become exercisable and remain exercisable until the earlier of the second annual anniversary of the date of the termination of the Executive’s employment and the expiration of the original term of the option, shall no longer be subject to repurchase or any other forfeiture restrictions, and shall be settled in accordance with their terms.
(b) Change of Control Severance Benefits. If the Executive’s employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case, on or within 24 months following a Change of Control, the Executive shall be entitled to receive, in lieu of the payments and benefits described in Section 2(a) of this Agreement, the compensation and benefits set forth below, subject to the Executive’s delivery (and non-revocation) of a Release, which Release must be delivered to the Company, and the period in which it may be revoked expired, not later than the Release Deadline.
(i) The Company shall pay to the Executive, no later than the fifth business day following the Release Deadline, a lump sum severance payment equal to the sum of (x) one (1) times the Executive’s annual base salary at the rate in effect immediately prior to the date of termination, and (y) the Executive’s target annual bonus for the year in which the date of termination occurs.
(ii) Any Stock Options, Restricted Stock, Restricted Stock Units or LTIP Units held by the Executive which are earned and granted but are unvested on the date of termination of the Executive’s employment shall, on the date of such termination, vest and, if applicable, become exercisable and remain exercisable until the earlier of the second annual anniversary of the date of the termination of the Executive’s employment and the expiration of the original term of the option, shall no longer be subject to repurchase or any other forfeiture restrictions, and shall be settled in accordance with their terms.

(c) For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Cause” shall mean: (A) the Executive’s willful failure to perform or substantially perform the Executive’s duties with the Company; (B) illegal conduct or gross misconduct by the Executive that is willful and demonstrably and materially injurious to the Company’s business, financial condition or reputation; (C) the Executive’s indictment for, conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct; (D) the Executive’s willful and material breach of any noncompetition or non-solicitation restrictive covenants or confidentiality provisions set forth in any written agreement with the Company; provided, however, that the actions in (A) and (D) above will not be considered Cause unless the Executive has failed to cure such actions (to the sole satisfaction of the Company) within 30 days of receiving written notice specifying, with particularity, the events allegedly giving rise to Cause.
(ii) “Good Reason” means the occurrence of any one of the following events without the prior written consent of Executive: (A) a material diminution of the Executive’s duties, responsibilities, authorities, powers or functions (B) a relocation that would result in the Executive’s principal location of employment being moved 50 miles or more away from the Executive’s principal place of employment as of the Effective Time and, as a result, the Executive’s commute increasing by 50 miles or more; or (C) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and perform the obligations of the Company hereunder as contemplated by Section 9; provided, however, that an action in (A) through (C) above will not be considered Good Reason unless the Executive shall have given the Company written notice thereof within 60 days after its occurrence, specifying with particularity the action that gives rise to Good Reason, and the Company has failed to remedy such action within 60 days of receiving such notice.
(d) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise, except as specifically provided in this Section 2.
(e) Except as specifically provided in this Section 2, the Company shall have no obligation to the Executive hereunder upon the termination of the Executive’s employment with the Company for any reason.

3. No Employment Rights or Obligations. Nothing contained herein shall confer upon the Executive the right to continue in the employment or service of the Company or affect any right that the Company may have to terminate the employment or service of the Executive at any time for any reason.
4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws.  Venue for a dispute in respect of this Agreement will be the federal courts located in the State of Ohio.
5. Amendment / Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by WPG and the Executive.
6. Successors; Binding Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Executive and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature and the Executive will not, without the written consent of WPG, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.
7. Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: At the address most recently on the books and records of the Company
If to the Company:
WP Glimcher Inc.
Attention: Chief Executive Officer
180 East Broad Street
Columbus, OH 43054

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.
8. Severability. If any provision of this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.
9. Headings. The headings of this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

11. Withholding. The Company may withhold from any payments to the Executive under this Agreement any required federal, state, city or other withholding taxes.
12. Treatment of Certain Payments.
(a) Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.
(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 12 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of termination of the Executive’s employment. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments that do constitute deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(d) The following terms shall have the following meanings for purposes of this Section 12:
(i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.
(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).
(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.
(v) “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(e) The provisions of this Section 12 shall survive the expiration of the Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WP Glimcher Inc., an Indiana corporation

By:	/s/ Michael P. Glimcher
Print Name: Michael P. Glimcher
Title: Vice Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Gregory A. Gorospe
Name: Gregory A. Gorospe

[Signature Page to Gregory Gorospe - Severance Benefits Agreement]

Annex A

"Change of Control" means:

(i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of WP Glimcher Inc. (the “Company”) representing twenty-five percent (25%) or more of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

(ii) Individuals who, as of the Effective Time, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Time whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii) A reorganization, merger or consolidation of the Company, in each case unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their beneficial ownership, immediately prior to such reorganization, merger or consolidation, of the Company's outstanding voting securities, (B) no person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the Company's outstanding voting securities) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(iv) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (x) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding voting securities entitled to vote generally in the election of directors immediately prior to such sale or other disposition in substantially the same proportion as their beneficial ownership, immediately prior to such sale or other disposition, of the Company's outstanding voting securities, (y) no person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the Company's outstanding voting securities) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of the Company providing for such sale or other disposition of assets of the Company; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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EXHIBIT A

GENERAL RELEASE
This General Release of all Claims (this “Agreement”) is entered into on , 20 by Gregory Gorospe (the “Executive”).
In consideration of the promises set forth in the Severance Benefits Agreement between the Executive and WP Glimcher (the “Company”), dated as of November 2, 2015 (as the same may be amended or restated from time to time, the “Severance Agreement”) the Executive agrees as follows:
1. General Release and Waiver of Claims.
(a) Release. In consideration of the payments and benefits provided to the Executive under the Severance Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates (including without limitation Washington Prime Group, L.P., and Glimcher Properties Limited Partnership) and each of their respective officers, employees, directors, shareholders and agents (all in their capacities as such) (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company or the Executive set forth in the Severance Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive (including, without limitation, obligations to the Executive under the Severance Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of any of the Releasees, including, without limitation, any and all rights thereto referenced in the bylaws of any of the Releasees, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; the Executive’s right to reimbursement of business expenses; any Claims the Releasors may have against the Releasees in the event that the Company or any member of the Releasees brings any Claims against the Executive or any member of the Releasors; any claims of Releasors solely in their capacity of stockholders of the Company; and any rights to contribution in respect of a Releasor held jointly liable with Company.
(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Severance Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.
(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.
2. Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to the Executive under the Severance Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
3. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in

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Paragraph 1(b) of this Agreement within the seven-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Severance Agreement (including for this purpose stock or proceeds from the sale of stock purchased upon the exercise of stock options or delivered upon the vesting of another equity-based compensation award, to the extent the vesting of such stock option or other award accelerated on account of the Executive’s termination of employment) or terminate any benefits or payments that are subsequently due under the Severance Agreement, without waiving the release granted herein.
The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.
4. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
5. Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Ohio applicable to contracts executed in and to be performed in that state.
7. Notices. Any notice required or permitted hereunder shall be made in writing, addressed as set forth below, (a) by actual delivery of the notice into the hands of the other party (deemed received on the date of actual receipt), (b) by the mailing of the notice by first class mail, certified or registered mail, return receipt requested, postage prepaid (deemed received on the third business day after the mailing date) or (c) by nationally recognized overnight delivery service (deemed received on the next business day following the date of its delivery by the sender to such service). Any notice to the Company shall be delivered to WP Glimcher Inc., 180 East Broad Street, Columbus, Ohio 43215, Attention: Chief Executive Officer. Any notice to the Executive shall be delivered to Executive’s last address on record at the Company.
THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND

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AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OR HER OWN FREE WILL.
IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first set forth below.

THE EXECUTIVE

Gregory Gorospe

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